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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 3, 1998 (except with respect to the sale of the investment in Anam Semiconductor, Inc. common stock discussed in Note 6, as to which the date is February 16, 1998, the Reorganization discussed in Note 1, as to which the date is April 29, 1998, and the Initial Public Offering discussed in Note 2, as to which the date is May 8 1998) included in Amkor Technology, Inc.'s Post-Effective Amendment No. 2 to the Registration Statement (no. 333-49645) on Form S-1 and to all references to our Firm included in or made a part of this Registration Statement.




/s/ ARTHUR ANDERSEN LLP

Philadelphia, Pa.
September 2, 1998